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                                            Hallwood Energy Corporation




To:  Brokers, Banks and Other Nominees

Ladies and Gentlemen:

         Enclosed is a copy of materials relating to an Offer being made by The Hallwood Group Incorporated to Shareholders of Hallwood Energy Corporation (the "Company"). Hallwood Group has commenced a tender offer to purchase any and all outstanding shares of the Company's common stock at a price of $19.50 per Share in cash. We refer you to the enclosed materials for the terms and conditions of the Offer. You may obtain additional copies of all materials by contacting Hallwood Petroleum, Inc., the Depositary for the Offer, at: P.O. Box 378111, 4582 South Ulster Street Parkway, Suite 1700, Denver, Colorado 80237, phone
(800) 882-9225.

         Since you are the holder of record, in order to participate in the Offer on behalf of your clients, you should complete, execute and mail the Letter of Transmittal (containing the Certificate of Broker, Bank or other Nominee) that is enclosed with this letter to Hallwood Petroleum, Inc. at the address above, together with the Share certificate(s) tendered. You should mail the certificate(s) as soon as practicable after you receive authorization from your clients, together with a Broker Letter of Transmittal for the Offer. All documents must be received on or before November 22, 1996, which is the expiration date for the Offer, unless it is extended.

                              The CUSIP Number is:

                                   40636M 208

         The Depositary agrees to reimburse you for the customary reasonable expenses of solicitation of your clients. Your reimbursement request should be submitted through Hallwood Petroleum, Inc., attn:
Monica Dozier.  We appreciate your cooperation in this matter.

                                   Very truly yours,

                                   HALLWOOD PETROLEUM, INC.
                                   Depositary for Hallwood Energy Corporation



Enclosures:
         Letter to the Shareholders with Questions and Answers Section
         Client Letter to Beneficial Owners
         Broker Letter of Transmittal for the Offer
         Offer to Purchase
         14D-9
         Hallwood Energy Corporation 1995 10-K, June 30, 1996 10-Q and Proxy Statement dated March 31, 1996